Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Terry D. Peterson
VP, Investor Relations and
Chief Accounting Officer

(651) 787-1068

NEWS RELEASE

January 24, 2008

DELUXE REPORTS FOURTH QUARTER 2007 RESULTS

•	Revenue in Financial Services grows 2.5 percent

•	Provides 2008 Outlook: expects continued EPS growth in 2008

•	Declares regular quarterly dividend

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported fourth quarter diluted earnings per share (EPS) of $0.77 on net income of $40.2 million. EPS for the fourth quarter of 2006 was $0.92 on net income of $47.5 million. Results for 2006 included a gain of $0.14 per share from terminating an underperforming outsourced payroll services contract and a $0.04 per share benefit from a lower effective tax rate.

“We were pleased to see solid performance in all three business segments this quarter, particularly Financial Services,” said Lee Schram, CEO of Deluxe. “While we did see signs of economic softness with some of our small business customers, better than expected check orders and momentum with our cost reduction initiatives contributed to our strong earnings and cash flow for the quarter.”

Fourth Quarter Performance
Revenue for the quarter was $414.0 million compared to $427.2 million during the fourth quarter of 2006. Small Business Services revenue was $15.1 million lower than the previous year due primarily to the sale of the industrial packaging product line in January 2007, which accounted for $13.6 million of revenue in the fourth quarter of 2006, as well as some economic softness. Financial Services revenue increased $2.7 million while Direct Checks revenue decreased only $0.8 million.

Gross margin was 63.6 percent of revenue, up slightly from 63.5 percent in 2006. Reductions in manufacturing costs from production efficiencies and lower material costs related to product mix were offset by higher delivery costs from postal rate increases earlier in the year.

SG&A expense was flat compared to the fourth quarter of 2006. Benefits from cost reduction initiatives and lower employee severance charges this year were offset by higher expense in 2007 for performance-based employee compensation and the $11 million gain realized in 2006 from terminating an underperforming payroll services contract. As a percent of revenue, SG&A increased to 46.5 percent from 45.1 percent in 2006.

Operating income was $70.4 million, compared to $78.9 million in the fourth quarter of 2006. Operating income was 17.0 percent of revenue compared to 18.5 percent in the prior year. The decrease in operating margin was driven primarily by the gain from the terminated payroll services contract in 2006.

Net income decreased $7.3 million and diluted EPS decreased $0.15, driven by the lower operating income and a higher effective tax rate largely due to one-time tax benefits recognized in 2006.

Fourth Quarter Performance by Business Segment
Small Business Services revenue was $251.4 million versus $266.5 million in 2006. The decline was due to the sale of the industrial packaging product line in the first quarter of 2007 and soft economic conditions, partially offset by a favorable Canadian exchange rate and higher revenue from the Johnson Group, a business acquired in October 2006. Operating income decreased to $37.1 million from $49.2 million in 2006 largely as a result of the terminated payroll services contract gain in 2006. Additionally, continued cost reductions, including lower manufacturing, information technology and selling costs, and lower employee severance charges were more than offset by increases in performance-based employee compensation and advertising expenses.

Financial Services revenue was $112.9 million compared to $110.2 million in 2006. Fourth quarter order volume was flat to last year, while revenue per order was up slightly due to an earlier price increase. Operating income increased to $18.7 million from $16.2 million in 2006. Delivery rate increases and higher performance-based employee compensation expense were more than offset by higher revenue, benefits from cost reduction initiatives and lower employee severance charges.

Direct Checks revenue was down slightly to $49.7 million compared to $50.5 million in 2006. Revenues from new products and accessories partially offset a decline in check usage. Additionally, Direct Checks experienced weather-related production delays in the fourth quarter of 2006 resulting in $3 million lower revenue last year. Operating income was $14.6 million compared to $13.5 million in 2006. Benefits from cost reduction initiatives and lower advertising expense were partly offset by lower order volume.

Year-to-Date Operating Cash Flow Performance
Cash provided by operating activities for 2007 totaled $244.7 million, an increase of $5.4 million compared to last year. Improved operating results and progress with working capital initiatives offset higher payments for medical and severance benefits, income taxes and performance-based employee compensation.

Business Outlook
“We are pleased with the momentum we have achieved with our process improvements and cost reduction initiatives. We will not take our eyes off the cost side; but our transformation efforts are now shifting more heavily to revenue expansion initiatives in 2008,” Schram stated.

The Company stated that for the first quarter of 2008, revenue is expected to be between $375 million and $385 million, and diluted EPS is expected to be between $0.50 and $0.54. For the full year, revenue is expected to be between $1.56 billion and $1.61 billion, and diluted EPS is expected to be between $3.00 and $3.20. The Company also stated that it expects operating cash flows to be between $230 million and $250 million in 2008 and capital expenditures to be approximately $30 million.

Schram added, “Despite some economic uncertainty, with healthier, annuity-based core check businesses entering 2008, we are optimistic that we can deliver near flat revenue performance while achieving continued EPS growth. We plan to invest heavily in the first half of the year to build out new products and key enablers such as e-commerce that will help drive modest revenue growth during the latter half of the year.”

Quarterly Dividend
The Company’s Board of Directors also declared a regular quarterly dividend of 25 cents per share. The dividend will be payable on March 3, 2008 to shareholders of record at the close of business on February 18, 2008. The Company had 51,884,051 shares outstanding as of January 21, 2008.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EST (10:00 a.m. CST) to review the financial results. All interested persons may listen to the call by dialing 800-884-5695 (access code 61850078). The presentation also will be available via a simultaneous webcast at www.deluxe.com/investors. An audio replay of the call will be available through midnight on January 31st by calling 888-286-8010 (access code 30673392). The presentation will be archived on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and retail packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on our revenues and gross margins; risks that our Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that cost reductions in the Company’s information technology, fulfillment and other shared services areas will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis, and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2006.

Financial Highlights

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended December 31,
	2007		2006
Revenue	$414.0		$427.2
Cost of goods sold	150.9	36.4%	155.9	36.5%

Gross profit	263.1	63.6%	271.3	63.5%
Selling, general and administrative expense	192.7	46.5%	192.5	45.1%
Net gain on assets held for sale	—	-	(0.1)	-

Operating income	70.4	17.0%	78.9	18.5%
Interest expense	(13.1)	(3.2%)	(13.7)	(3.2%)
Other income	0.9	0.2%	0.5	0.1%

Income before income taxes	58.2	14.1%	65.7	15.4%
Income tax provision	18.0	4.3%	18.2	4.3%

Net income	$40.2	9.7%	$47.5	11.1%

Weighted average dilutive shares outstanding	52.1		51.4
Diluted earnings per share	$0.77		$0.92
Capital expenditures	$14.7		$7.4
Depreciation and amortization expense	$16.3		$18.9
Number of employees-end of period	7,991		8,813
Non-GAAP financial measure — EBITDA(1)	$87.6		$98.3

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Quarter Ended Dec. 31,
	2007	2006
EBITDA	$87.6	$98.3
Income tax provision	(18.0)	(18.2)
Interest expense	(13.1)	(13.7)
Depreciation and amortization expense	(16.3)	(18.9)

Net income	$40.2	$47.5

Financial Highlights

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2007		2006
Revenue	$1,606.4		$1,639.7
Cost of goods sold	586.6	36.5%	613.3	37.4%

Gross profit	1,019.8	63.5%	1,026.4	62.6%
Selling, general and administrative expense	756.1	47.1%	788.0	48.1%
Asset impairment loss	—	-	44.7	2.7%
Gain on sale of product line and assets held for sale(1)	(3.8)	(0.2%)	(4.6)	(0.3%)

Operating income	267.5	16.7%	198.3	12.1%
Interest expense	(55.3)	(3.4%)	(56.7)	(3.5%)
Other income	5.5	0.3%	0.9	0.1%

Income before income taxes	217.7	13.6%	142.5	8.7%
Income tax provision	74.2	4.6%	41.9	2.6%

Income from continuing operations	143.5	8.9%	100.6	6.1%
Discontinued operations	—	-	0.4	-

Net income	$143.5	8.9%	$101.0	6.2%

Weighted average dilutive shares outstanding	51.9		51.2
Diluted per share information:
Income from continuing operations	$2.76		$1.95
Net income	$2.76		$1.96
Continuing operations:
Capital expenditures	$32.3		$41.3
Depreciation and amortization expense	$67.9		$84.9
Number of employees-end of period	7,991		8,813
Non-GAAP financial measure — EBITDA(2)	$340.9		$284.1

(1) In 2007, we sold our Small Business Services industrial packaging product line. Revenue from this product line was $51 million in 2006. In 2006, we also sold four closed facilities.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Year Ended Dec. 31,
	2007	2006
EBITDA	$340.9	$284.1
Discontinued operations	—	0.4
Income tax provision	(74.2)	(41.9)
Interest expense	(55.3)	(56.7)
Depreciation and amortization expense	(67.9)	(84.9)

Net income	$143.5	$101.0

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31,	December 31,
	2007	2006
Cash and cash equivalents	$21.6	$11.6
Other current assets	170.4	190.5
Property, plant & equipment-net	139.2	142.3
Intangibles-net	148.5	178.5
Goodwill	585.3	590.5
Other non-current assets	145.8	153.7

Total assets	$1,210.8	$1,267.1

Short-term debt & current portion of long-term debt	$69.0	$439.2
Other current liabilities	228.6	225.3
Long-term debt	775.1	576.6
Deferred income taxes	10.2	16.3
Other non-current liabilities	86.8	75.4
Shareholders’ equity (deficit)	41.1	(65.7)

Total liabilities & shareholders’ equity (deficit)	$1,210.8	$1,267.1

Shares outstanding	51.9	51.5

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2007	2006
Cash provided (used by):
Operating activities:
Net income	$143.5	$101.0
Depreciation and amortization of intangibles	67.9	84.9
Asset impairment loss	—	44.7
Contract acquisition payments	(14.2)	(17.0)
Other	47.5	25.7

Total operating activities	244.7	239.3

Investing activities:
Purchases of capital assets	(32.3)	(41.3)
Payment for acquisition	(2.3)	(16.5)
Proceeds from asset sales(1)	19.2	9.2
Proceeds from life insurance policy redemptions	—	15.5
Other	4.4	(0.1)

Total investing activities	(11.0)	(33.2)

Financing activities:
Dividends	(52.0)	(67.0)
Share repurchases	(11.3)	—
Shares issued under employee plans	15.9	8.9
Net change in debt	(175.7)	(151.0)
Other	(1.8)	4.5

Total financing activities	(224.9)	(204.6)
Effect of exchange rate change on cash	1.2	0.2
Cash provided by discontinued operations	—	3.0

Net change in cash	10.0	4.7
Cash and cash equivalents: Beginning of period	11.6	6.9

Cash and cash equivalents: End of period	$21.6	$11.6

(1)	In 2007, we sold our Small Business Services industrial packaging product line. In 2006, we sold four closed facilities.

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2007	2006
Revenue:
Small Business Services	$251.4	$266.5
Financial Services	112.9	110.2
Direct Checks	49.7	50.5

Total	$414.0	$427.2

Operating income:
Small Business Services	$37.1	$49.2
Financial Services	18.7	16.2
Direct Checks	14.6	13.5

Total	70.4	$78.9

	Year Ended December 31,
	2007	2006
Revenue:
Small Business Services	$939.2	$969.8
Financial Services	457.3	458.1
Direct Checks	209.9	211.8

Total	$1,606.4	$1,639.7

Operating income:
Small Business Services	$130.4	$86.8	*
Financial Services	74.3	46.6	*
Direct Checks	62.8	64.9

Total	$267.5	$198.3

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

• Includes an asset impairment loss of $18.3 million in Small Business Services and $26.4 million in Financial Services related to the abandonment of a software project in the second quarter of 2006.

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